Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of La Paz Mining Corp., on Form S-1 of our audit report, dated July 17, 2012, relating to the accompanying audited balance sheet as of April 30, 2012 and related statements of operations, stockholder's equity and cash flows for the period from inception (November 18, 2011) through April 30, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement on Form S-1and this Prospectus.


/s/ De Joya Griffith & Company, LLC
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De Joya Griffith & Company, LLC
July 19, 2012